Exhibit 99.(h)(7)

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of April 19, 2022

among

each corporation AND EACH trust
listed on SCHEDULE 1 hereto

and

THE BANK OF NEW YORK MELLON

Baillie Gifford Funds

Prepared by:

Bryan Cave Leighton Paisner LLP
1290 Avenue of the Americas
New York, New York 10104-3300

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EXHIBITS:

Exhibit A	Form of Note
Exhibit B	Outline of Opinion of Counsel to the Borrowers
Exhibit C	Form of Written Borrowing Request
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Federal Reserve Form FR U-1
Exhibit F-1	Form of Quarterly Compliance Certificate
Exhibit F-2	Form of Monthly Compliance Certificate
Exhibit G	Form of U.S. Tax Compliance Certificate
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Removal Notice

SCHEDULES:

Schedule 1	List of Companies, Funds, Administrators, Auditors and Custodians

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 19, 2022, among each corporation and each trust listed on Schedule 1 hereto and The Bank of New York Mellon.

RECITALS

I.              Reference is made to the Credit Agreement, dated as of May 1, 2017, by and among each corporation and each trust listed on Schedule 1 thereto and The Bank of New York Mellon, as amended by Amendment No. 1, dated as of October 3, 2017, Amendment No. 2, dated as of April 24, 2018, Amendment No. 3, dated as of December 26, 2018, Joinder Agreement No. 2, dated as of December 26, 2018, Amendment No. 4, dated as of April 23, 2019, Amendment No. 5, dated as of April 21, 2020, Amendment No. 6, dated as of April 20, 2021, and Amendment No. 7, dated as of July 1, 2021 (and as otherwise, amended, supplemented or otherwise modified to but excluding the date hereof, the “Existing Credit Agreement”).

II.            The Borrowers (as defined in the Existing Credit Agreement), desire to amend and restate the Existing Credit Agreement (including the Exhibits and Schedules thereto) in its entirety, and the Bank agrees thereto, in each case on the terms and conditions herein contained.

Accordingly, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows (the Existing Credit Agreement, as so amended and restated, and as the same may be further amended, supplemented or otherwise modified, the “Credit Agreement”).

Article 1.  DEFINITIONS

Section 1.1  Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“Adjusted Asset Coverage” means, with respect to each Borrower as of any date, the ratio (calculated in the same manner as it was prior to the effectiveness of Rule 18f-4) on such date of (a) the Adjusted Total Net Assets of such Borrower to (b) the greater of (i) the Adjusted Senior Debt of such Borrower, and (ii) one Dollar ($1).

“Adjusted Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Rate Day, SOFR in respect of such SOFR Rate Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Rate Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days and (ii) the SOFR Adjustment, and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

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“Adjusted Senior Debt” means, with respect to each Borrower as of any date, the sum (without duplication) of each of the following: (a) all Senior Debt of such Borrower, plus (b) all Financial Contract Liabilities of such Borrower, plus (c) all Secured Liabilities of such Borrower, plus (d) all Segregated Liabilities of such Borrower.

“Adjusted Total Net Assets” means, with respect to each Borrower as of any date, (a) the Total Net Assets of such Borrower, minus (b) the sum (without duplication) of the following with respect to such Borrower: (i) the value of all Excluded Assets (but not less than zero), plus (ii) the amount or value of all declared but unpaid Restricted Payments, plus (iii) the excess, if any, of (1) the value of all assets (other than Excluded Assets) that are subject to any Lien (other than an Ordinary Course Lien with respect to such Borrower), that are segregated, or that are on deposit to satisfy margin requirements, minus (2) the sum of all Secured Liabilities (excluding, to the extent otherwise included therein, liabilities under the Loan Documents) and all Segregated Liabilities.

“Affected Person” means, with respect to any Borrower, the Related Company thereof, the Related Fund thereof, any subsidiary of such Related Company, or any officer, director, trustee, employee or Affiliate of such Related Company.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Anti-Corruption Law” means, with respect to any Affected Person, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to such Affected Person.

“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), (d) the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (e) Executive Order 13224 (effective September 24, 2001).

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“Applicable Accounting Principles” means, with respect to each Borrower at any time, those accounting principles required by the ICA and prescribed by the SEC for such Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Margin” means 1.25%.

“Applicable Minimum Adjusted Asset Coverage” means, as of any date with respect to each Borrower (a) in the event such Borrower has Total Net Assets that are less than or equal to $50,000,000, 5.00:1.00, (b) with respect to each Borrower whose Related Fund is any of the Baillie Gifford Emerging Markets Equities Fund, Baillie Gifford China A Shares Growth Fund, Baillie Gifford Japan Growth Fund, or Baillie Gifford China Equities Fund, 5.00:1.00, and (c) with respect to each other Borrower, 3.00:1.00.

“Applicable Rate” means the Overnight Rate plus the Applicable Margin.

“Approved Amount” means $250,000 or an integral multiple of $50,000 in excess thereof.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition, if any, of “Interest Period” pursuant to Section 3.7(d).

“Bank” means The Bank of New York Mellon.

“Benchmark” means, initially, Adjusted Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.7(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Bank and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Bank and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, FRBNY, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.7.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“BGOL” means Baillie Gifford Overseas Limited, a company registered in Scotland.

“Board” means, with respect to each Borrower at any time, such Borrower’s board of directors, board of trustees, or similar managing body, as applicable.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

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“Borrower” means a Company Borrower or a Series Borrower.

“Borrower Commitment Termination Date” means, with respect to each Borrower, the earlier to occur of (a) the Scheduled Commitment Termination Date and (b) such earlier date on which the Bank’s obligations to make Loans to such Borrower shall have otherwise terminated or been terminated in accordance herewith.

“Borrowing Request” means a request in accordance with Section 2.2 for a Loan or a conversion or continuation of a Loan and, if required in writing, in the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Borrower, the occurrence of one or more of the following events: (a) the failure of such Borrower’s Investment Adviser to be an Affiliate (other than such Borrower) of BGOL; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), including by way of merger or consolidation, of all or substantially all of the assets of the Investment Adviser or, together with any Affiliates thereof, BGOL to any Person or group of related Persons (other than another Affiliate of BGOL) for purposes of Section 13(d) of the Exchange Act (a “Group”); (c) the approval by the holders of equity interests issued by BGOL or such Borrower’s Investment Adviser of any plan or proposal for the liquidation or dissolution of BGOL or such Investment Adviser, as the case may be; or (d) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the equity interests issued by BGOL other than BGOL’s existing equity owners.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as of any date, the commitment of the Bank hereunder to make Loans to the Borrowers in an aggregate principal amount not exceeding $75,000,000 at any one time outstanding, as such commitment may be reduced from time to time pursuant to Section 2.3.

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“Commitment Fee Rate” means (a) during the period from the Original Effective Date to but excluding the Effective Date, the applicable rate set forth at the relevant time in this Credit Agreement and (b) on and after the Effective Date, 0.25%.

“Company” means each corporation and each trust listed as a “Company” on Schedule 1 hereto.

“Company Borrower” means a Company that has no separate Series.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Overnight Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition, if any, of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, if any, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or if the Bank determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Custodian” means, with respect to each Borrower, the custodian set forth adjacent to the name of the Fund comprising such Borrower on Schedule 1.

“Custody Agreement” means, with respect to each Borrower, the agreement between such Borrower and its Custodian with respect to the custody of such Borrower’s assets.

“Default” means, with respect to each Borrower, any event or condition that constitutes an Event of Default with respect to such Borrower or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default with respect to such Borrower.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning set forth in Section 5.1.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

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“Event of Default” has the meaning set forth in Section 8.1.

“Excluded Assets” means, with respect to each Borrower at any time, (a) all commercial tort claims, cooperative interests, goods, letter-of-credit rights and letters of credit, (b) all property other than Investments, (c) all deferred organizational and offering expenses, (d) all Investments that are in default (except to the extent that such Borrower is required or permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles) or determined to be worthless pursuant to any applicable policy of such Borrower, and (e) all other non-performing assets that are at least 90 days past due.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in a Loan or the Commitment pursuant to a law in effect on the date on which (i) the Bank acquires such interest in the Loan or the Commitment or (ii) the Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable to the Bank’s assignor immediately before the Bank became a party hereto or to the Bank immediately before it changed its lending office, (c) Taxes attributable to the Bank’s failure to comply with Section 3.4(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.

“Existing Loan Documents” means the Loan Documents under, and as such term is defined in, the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the foregoing, and any legislation or regulations adopted or promulgated by any Governmental Authority pursuant to any such intergovernmental agreement or official governmental interpretation thereof.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate per annum calculated by the FRBNY, based on such day’s overnight federal funds transactions (as determined in such manner as the FRBNY shall set forth on its public website from time to time), as the federal funds effective rate (which rate is, in general, published by the FRBNY on the FRBNY Business Day immediately succeeding such day), provided that if such day is not a FRBNY Business Day, then the Federal Funds Effective Rate shall be such rate as in effect on the FRBNY Business Day immediately preceding such day, and (b) zero (0.0%).

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“Federal Reserve Form” means a Form FR U-1 duly completed by the Bank and executed by the Borrower, the statements made in which shall, in the reasonable opinion of the Bank, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Financial Contract Liability” means, as of any date and with respect to each Financial Contract to which a Borrower is a party, the liability of such Borrower in respect of such Financial Contract determined on a mark-to-market basis; provided that if for purposes of financial reporting such liability or other obligation is required to be reported by the Borrower on a notional basis, then such liability will be the notional amount of such Financial Contract.

“Financial Contracts” means (a) any rate, basis, commodity, currency, debt, equity or other swap or swaption, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note, indexed security, collateralized debt obligation, firm or standby commitment agreement, securities lending agreement, or when-issued contract, and (j) any other similar arrangement.

“Floor” means a rate of interest per annum equal to 0.0%.

“Foreign Lender” means, in the event the Bank is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, the Bank.

“FRBNY” shall mean the Federal Reserve Bank of New York.

“FRBNY Business Day” shall mean each business day that is not included in the FRBNY’s holiday schedule.

“Fund” means a Series listed on Schedule 1.

“Fundamental Policies” means, with respect to each Borrower, collectively, (a) the policies and objectives for, and limits and restrictions on, investing by such Borrower set forth in its Offering Document as in effect on the Effective Date and which may be changed only by a vote of a majority of such Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (b) all policies limiting the incurrence of Indebtedness by such Borrower set forth in its Offering Document as in effect on the Effective Date.

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“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“ICA” means the Investment Company Act of l940.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all Financial Contract Liabilities of such Person, (j) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (k) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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“Indemnified Taxes” means, with respect to each Borrower (a) Taxes, other than Excluded Taxes attributable to such Borrower, imposed on or with respect to any payment made by or on account of any obligation of such Borrower under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Indirect Fund” means an investment company (the “acquiring company”) that beneficially owns (a) in excess of 3.0% of the voting stock of any other investment company (other than a money market fund), (b) one or more securities, issued by another investment company (other than a money market fund), the aggregate value of which exceeds 5.0% of the total assets of the acquiring company, or (c) one or more securities, issued by other investment companies (other than money market funds), the aggregate value of which exceeds 10.0% of the total assets of the acquiring company.

“Interest Payment Date” means, with respect to each Loan (a) on the last Business Day of each calendar month, and (b) the Maturity Date with respect to such Loan.

“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Financial Contracts) of such Person to (a) cash, currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Financial Contract, or (c) any other medium for investment.

“Investment Adviser” means, with respect to each Borrower, the investment adviser or investment manager therefor.

“Joinder Agreement” means a joinder agreement in the form of Exhibit H, or in such other form as may be acceptable to the Bank in its sole and absolute discretion.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loan” means a loan made pursuant to Section 2.2.

“Loan Documents” means this Credit Agreement, the Notes, each Joinder Agreement, and each effective Removal Notice, and all other agreements evidencing or securing the obligations of one or more of the Borrowers hereunder or thereunder, together with all amendments, supplements or other modifications thereto.

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“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means, with respect to each Borrower, a material adverse effect on (a) the property, assets, income or financial condition of such Borrower, (b) the ability of such Borrower to perform any of its monetary or other material obligations under any Loan Document, or (c) the rights of, or benefits available to, the Bank with respect to such Borrower under any Loan Document.

“Material Indebtedness” means, with respect to each Borrower at any time, Indebtedness (other than Indebtedness under the Loan Documents) of such Borrower in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means, with respect to each Loan to each Borrower, the earliest to occur of (a) the Scheduled Commitment Termination Date, (b) the 45th day after such Loan was made and (c) the date on which the outstanding principal balance of the Loans to such Borrower shall otherwise become due and payable in accordance herewith.

“Maximum Borrowing Value” means, at any time with respect to each Borrower’s assets constituting (a) Margin Stock, the “current market value” (within the meaning of Regulation U) thereof at such time, and (b) Non-Margin Assets, the “good faith loan value” (within the meaning of Regulation U) thereof at such time, provided that, with respect to each Non-Margin Asset, until such time, if any, as the Bank shall have notified the Borrowers in writing of the Bank’s reasonable determination of the good faith loan value of such Non-Margin Asset, the Borrowers may assume that the good faith loan value of such Non-Margin Asset is equal to 85% of the book value thereof.

“Measurement Date” means, with respect to each Borrower at any time, the date of the most recent audited financial statements of such Borrower which were furnished to the Bank prior to the date of this Credit Agreement.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Net Asset Value” means, with respect to each Borrower at any time, an amount equal to the Adjusted Total Net Assets of such Borrower minus the Adjusted Senior Debt of such Borrower.

“Non-Margin Assets” means, with respect to each Borrower at any time, the assets of such Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U.

“Non-Recourse Person” has the meaning set forth in Section 1.4(b).

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“Note” means a promissory note, substantially in the form of Exhibit A, made by the Borrowers and payable to the Bank, including all replacements thereof and substitutions therefor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offering Document” means, with respect to each Borrower, the prospectus and statement of additional information (or, with respect to the Borrower for which the Related Fund is The International Choice Fund, the prospectus for private placement) of such Borrower as amended, supplemented or otherwise modified from time to time through and including the Effective Date.

“Orderly Liquidation Borrower” means any Borrower with respect to which an Orderly Liquidation Event has occurred.

“Orderly Liquidation Event” means, with respect to any Borrower, the affirmative vote of the requisite shareholders or the requisite members of the Board of the Related Fund or Related Company to liquidate such Related Fund or Related Company thereof, other than in connection with any proceeding or filing of any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar creditor’s rights or debtor protection law now or hereafter in effect.

“Ordinary Course Lien” means, with respect to any Borrower at any time, any Lien on the assets or other property of such Borrower referred to in Section 7.2(a), (b), (c), (d) or (e).

“Ordinary Liabilities” means, with respect to each Borrower at any time, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of such Borrower other than (a) Senior Debt, (b) Financial Contract Liabilities, (c) Secured Liabilities, and (d) Segregated Liabilities.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.

“Original Effective Date” means the Effective Date as such term is defined in the Existing Credit Agreement.

“Other Connection Taxes” means, with respect to the Bank, Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or designation of a new lending office.

“Overnight Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) Adjusted Daily Simple SOFR in effect on such day, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day plus (ii)(A) in the event such day occurs during a Benchmark Unavailability Period, 0.10%, and (B) in all other events, 0.0%, and (c) 0.0%. Any change in the Overnight Rate due to a change in Adjusted Daily Simple SOFR or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in Adjusted Daily Simple SOFR or the Federal Funds Effective Rate.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Investments” means, with respect to each Borrower at any time, all Investments of such Borrower, in each case (a) to the extent such Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by such Borrower is in conformity with its Offering Document.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

“Pro-rata Share” means, with respect to each Borrower at any time, the percentage equal to a fraction, the numerator of which is the Reported NAV of such Borrower attributable to its Class K and Institutional Class shares, and the denominator of which is the aggregate Reported NAVs of all Borrowers attributable to their Class K and Institutional Class shares; provided, however, that if none of the Borrowers have a Reported NAV attributable to its Class K and Institutional Class shares, “Pro-rata Share” shall be calculated on the basis of Reported NAV attributable to all outstanding shares of each Borrower.

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“Register” has the meaning set forth in Section 2.7.

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Related Company” means (a) with respect to any Fund, the Company in respect of which such Fund is a Series, (b) with respect to any Series Borrower, the Company that is acting on behalf of and for the account of the Related Fund thereof that comprises such Series Borrower, and (c) with respect to any Company Borrower, the Company that comprises such Company Borrower.

“Related Fund” means, with respect to each Company, each Fund that is a Series of such Company and set forth adjacent to name of such Company on Schedule 1.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the FRBNY, or a committee officially endorsed or convened by the Board of Governors or the FRBNY, or any successor thereto.

“Removal Notice” means a removal notice in the form of Exhibit I, or in such other form as may be acceptable to the Bank in its sole and absolute discretion.

“Reported NAV” means, with respect to any Borrower, the aggregate net assets of such Borrower most recently reported by such Borrower.

“Restricted Payment” means, with respect to each Borrower, (a) any dividend or other distribution by such Borrower (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by such Borrower, and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by such Borrower on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any such shares, units or other equity interests; provided, however, that any dividend, distribution or other payment payable solely in shares of common stock of such Borrower shall not constitute a “Restricted Payment”.

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“Rule 18f-4” means rule 18f-4 under the ICA.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory which is the subject or target of country-based or region-based (not individual- or entity-based) Sanctions.

“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanction.

“Sanctions” has the meaning set forth in Section 4.15(a).

“Scheduled Commitment Termination Date” means April 18, 2023.

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Secured Liability” means, with respect to each Borrower at any time, each liability of such Borrower secured by a Lien on property (other than Excluded Assets).

“Securities Act” means the Securities Act of 1933.

“Segregated Liability” means, with respect to each Borrower at any time, each liability or other obligation of such Borrower relating to assets (other than Excluded Assets) that have been segregated or are otherwise subject to margin arrangements (including assets segregated by such Borrower to comply with Section 18 of the ICA with respect to Financial Contracts).

“Senior Debt” means, with respect to each Borrower as of any date, the aggregate amount of Senior Securities Representing Indebtedness of such Borrower.

“Senior Security” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Senior Security Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Series” means a separate series or portfolio of a Company.

“Series Borrower” means a Company, acting on behalf of and for the account of a Related Fund thereof.

“Significant Policies” means, with respect to each Borrower, collectively, (a) the Fundamental Policies of such Borrower, and (b) the non-fundamental investment policies with respect to such Borrower (as set forth in its Offering Document).

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“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Adjustment” means a percentage equal to 0.10% per annum.

“SOFR Administrator” means the FRBNY (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the FRBNY, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.

“Status” has the meaning set forth in Section 4.16.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, with respect to each Borrower at any time, the lesser of (a) 5.0% of the aggregate Net Asset Value of such Borrower, and (b) $1,000,000.

“Total Net Assets” means, with respect to each Borrower at any time, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of such Borrower less (b) the Ordinary Liabilities of such Borrower.

“Transactions” means, with respect to each Borrower, the (a) execution, delivery and performance by such Borrower of each Loan Document to which it is a party, (b) borrowing of Loans by such Borrower, and (c) use by such Borrower of the proceeds of such Loans.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.4(g).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

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Section 1.2              Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.

Section 1.3              Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation by any Borrower of any financial ratio or requirement set forth in this Credit Agreement and (i) such Borrower notifies the Bank that such Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (ii) the Bank so objects, then such Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by such Borrower or the Bank, as the case may be, or such Borrower and the Bank otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement by each Borrower shall be consistent with such Borrower’s financial statements required to be delivered hereunder.

Section 1.4              Liability; Non-Recourse Persons

(a)            Notwithstanding anything to the contrary contained in any Loan Document, the obligations and liabilities of each Borrower under this Credit Agreement and the other Loan Documents shall be several and neither joint nor joint and several. Each liability or obligation incurred under the Loan Documents by a Borrower will be incurred solely for the account of such Borrower. Notwithstanding anything to the contrary contained in any Loan Document, the parties hereto acknowledge and agree that the sole source of payment of each liability or obligation incurred under the Loan Documents by a Borrower shall be the revenues and assets of such Borrower.

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(b)            The Bank hereby agrees for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, a Borrower (each a “Non-Recourse Person”) that (i) no Non-Recourse Person shall have any personal liability for any obligation of any Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (ii) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of any Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by such Borrower hereunder or thereunder.

Section 1.5              Rates; Conforming Changes

(a)            The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Overnight Rate, the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Overnight Rate, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Overnight Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Bank may select information sources or services in its reasonable discretion to ascertain the Overnight Rate or the Benchmark, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to any Borrower or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b)            In connection with the use or administration of Adjusted Daily Simple SOFR, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Bank will promptly notify the Borrowers of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Daily Simple SOFR.

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Article 2.         THE CREDITS

Section 2.1              Commitment

Subject to the terms and conditions set forth herein, the Bank agrees to make loans to each Borrower from time to time during the period from the Original Effective Date through the Business Day immediately preceding the Borrower Commitment Termination Date with respect to such Borrower, provided that immediately after giving effect thereto, the aggregate outstanding principal balance of all Loans would not exceed the Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Loans.

Section 2.2              Loans

To request a Loan, a Borrower shall make a telephonic Borrowing Request to the Bank, not later than 1:00 p.m., Eastern time, on the Business Day of the proposed Loan. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic mail to the Bank of a duly executed Borrowing Request duly signed by or on behalf of such Borrower. Each such telephonic and written Borrowing Request shall specify: (I) the requested date for such Loan (which shall be a Business Day) and (II) the amount of such Loan, which shall be in an Approved Amount.

Section 2.3              Termination and Reduction of Commitment

(a)            Unless previously terminated, the Commitment shall terminate on the Scheduled Commitment Termination Date.

(b)            The Borrowers may at any time terminate, or from time to time reduce, without premium or penalty, the Commitment, provided that (i) the Borrowers may not terminate or reduce the Commitment if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the outstanding principal balance of the Loans would exceed the Commitment, and (ii) each such reduction shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000.

(c)            The Borrowers shall notify the Bank of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable and any termination or reduction of the Commitment hereunder shall be permanent. Each termination or reduction of the Commitment shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.

Section 2.4              Repayment of Loans

(a)            Each Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of each Loan made to such Borrower on the Maturity Date.

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(b)            In the event that on any date, any Borrower shall fail to be in compliance with Section 7.7(a) or (b), such Borrower shall repay its Loans within three Business Days and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, such Borrower is in compliance with Section 7.7(a) and (b).

(c)            In the event that on any date, any Orderly Liquidation Borrower shall fail to be in compliance with Section 7.7(c), such Borrower shall repay its Loans within seven (7) days and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, such Orderly Liquidation Borrower is in compliance with Section 7.7(c).

Section 2.5              Voluntary Prepayments

Each Borrower shall have the right at any time and from time to time, without premium or penalty (but subject to Section 3.7), to prepay any Loan made to such Borrower in whole or in part. Such Borrower shall notify the Bank by telephone (confirmed by e-mail transmission or facsimile) of any prepayment hereunder not later than 2:00 p.m., Eastern time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the Borrower, the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of the Loans pursuant to this Section 2.5 shall be in an Approved Amount.

Section 2.6              Payments Generally

Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., Eastern time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Bank at its office at 240 Greenwich Street, New York, NY 10286, or such other office as to which the Bank may notify such Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. If at any time insufficient funds are received by and available to the Bank from a Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Loan Documents from such Borrower, such funds shall be applied to the obligations owing by such Borrower to the Bank: (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Bank may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due. All amounts paid under the Loan Documents shall not be refundable under any circumstances.

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Section 2.7              Evidence of Debt

The Loans made by the Bank to each Borrower shall be evidenced by one or more accounts or records maintained by the Bank, acting solely for this purpose as the non-fiduciary agent of Borrower. The accounts or records maintained by the Bank (the “Register”) shall be conclusive absent manifest error of the amount of the Loans made by the Bank to such Borrower and the interest and payments thereon and the Borrower and the Bank shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of the Loan Documents (any such Bank, a “Register Bank”). Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of such Borrower hereunder to pay any amount owing by it under the Loan Documents. Upon the request of the Bank, the Borrowers shall execute and deliver to the Bank a Note, which shall evidence the Loans in addition to such accounts or records. The Register shall be available for inspection by the Borrower and any Register Bank at any reasonable time and from time to time upon reasonable prior notice.

Section 2.8              Addition and Removal of Borrowers

(a)            At any time and from time to time (but no more frequently than once per calendar quarter), the Borrowers may, at their sole cost, expense and effort, request that (i) one or more corporations or trusts be added as a “Company” for all purposes of the Loan Documents (each a “New Company”), and/or (ii) one or more Series of one or more Companies be added hereto as a “Fund” for all purposes of the Loan Documents (each a “New Fund”), in each case by submitting to the Bank a proposed Joinder Agreement executed by each Borrower and by each New Company or each Related Company of each New Fund on behalf of and for the account of such New Fund and, upon the execution and delivery thereof by the Bank, (x) each such New Company shall be deemed to be a “Company” for all purposes under the Loan Documents, (y) each such New Fund shall be deemed to be a “Fund” for all purposes of the Loan Documents, and (z) Schedule 1 hereto shall be automatically amended and restated in the form of Schedule 1 to such Joinder Agreement. Notwithstanding anything to the contrary herein contained, the parties hereto agree that (x) the Bank may or may not execute or deliver any proposed Joinder Agreement in its sole and absolute discretion, and (y) the Bank may (in its sole and absolute discretion) condition its execution and delivery of each proposed Joinder Agreement upon (1) such New Company or New Fund, as applicable satisfying its then-effective credit criteria, (2) the completion of its due diligence with respect to each such New Company or New Fund, (3) its receipt of such internal credit approval, acceptable lien search results, certificates, financial statements, opinions of counsel and other documents and information as the Bank may require (including, without limitation, in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies), (4) the payment by the Borrower to the Bank of a fee in the amount of $5,000 (or such other amount as the Bank shall require) and all costs and expenses of the Bank in connection therewith, and (5) such other criteria as the Bank may, in its sole and absolute discretion, choose.

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(b)            At any time and from time to time the Borrowers may elect to remove any Company (each a “Departing Company”) as a “Company” or any Fund (each a “Departing Fund”) as a “Fund”, in each case by submitting a Removal Notice executed by the Borrowers to the Bank, provided that such removal shall not be effective (i) until the “Removal Date” specified in such Removal Notice (which shall not be fewer than three (3) Business Days after the date of receipt of such Removal Notice by the Bank, unless the Bank shall otherwise agree in its sole and absolute discretion), and (ii) unless on or prior to such Removal Date, the Bank shall have received payment of the following through and including such Removal Date: (w) the outstanding principal balance of all Loans made to the Borrower or Borrowers composed of such Departing Company or such Departing Fund, (x) all accrued and unpaid interest thereon, (y) all fees and expenses owing under the Loan Documents by the Borrower or Borrowers composed of such Departing Company or such Departing Fund, and (z) all other monetary obligations owing under the Loan Documents by the Borrower or Borrowers composed of such Departing Company or such Departing Fund. Upon the effectiveness of a Removal Notice as herein provided, (I) each such Departing Company shall cease to be a “Company” for all purposes of the Loan Documents (other than such provisions thereof that by their terms survive the termination or other expiration thereof), each such Departing Fund shall cease to be a “Fund” for all purposes of the Loan Documents (other than such provisions thereof that by their terms survive the termination or other expiration thereof), (II) the Related Company of each Departing Fund, acting only on behalf of and for the account of each such Departing Fund (but not with respect to any other Borrower), shall cease to be a “Borrower” for all purposes of the Loan Documents (other than such provisions thereof that by their terms survive the termination or other expiration thereof), and (III) Schedule 1 hereto shall be automatically amended and restated in the form of Schedule 1 to such Removal Notice.

Article 3.          INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1              Interest

(a)            Each Loan made to a Borrower shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default with respect to such Borrower has occurred and is continuing, then, so long as such Event of Default is continuing, (i) the principal balance of such Loan shall bear interest at a rate per annum equal to the Applicable Rate plus 2.00%, and (ii) all other amounts owing by such Borrower under the Loan Documents that are not paid when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the Applicable Rate plus 2.00%.

(b)            Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto, provided that interest accrued and unpaid pursuant to each of clauses (i) and (ii) of paragraph (a) of this Section shall be payable on demand. All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment). The Federal Funds Effective Rate and Adjusted Daily Simple SOFR shall each be determined by the Bank in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

Section 3.2              Fees

Each Borrower shall pay to the Bank such Borrower’s Pro-rata Share of a commitment fee which shall accrue during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 9.6 to but excluding the Agreement Commitment Termination Date with respect to such Borrower at a rate per annum equal to the Commitment Fee Rate on the daily amount of the excess of the Commitment over the aggregate outstanding principal balance of the Loans. Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitment is reduced and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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Section 3.3              Increased Costs

(a)            If any Change in Law shall

(i)              impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank;

(ii)             subject the Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on the Bank any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans;

and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Bank, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon request of the Bank, each Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered to the extent attributable to such Borrower, provided that in the event any such additional amount is attributable to two or more Borrowers but is not readily allocable among such Borrowers (such additional amount, an “Unallocable Amount”; and each such Borrower an “Increased Cost Borrower”), then with respect to such Unallocable Amount, each Increased Cost Borrower shall pay its Modified Pro-rata Share thereof, with “Modified Pro-rata Share” being defined as, with respect to each such Increased Cost Borrower at any time, the percentage equal to a fraction, the numerator of which is such Increased Cost Borrower’s Reported NAV and the denominator of which is the aggregate Reported NAVs of all such Increased Cost Borrowers.

(b)            If the Bank determines that any Change in Law affecting the Bank or any lending office of the Bank or the Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Credit Agreement, the Commitment or the Loans to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to liquidity and capital adequacy), then from time to time each Borrower will pay to the Bank such Borrower’s Pro rata Share of such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

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(c)            A certificate of the Bank setting forth the Bank’s reasonable good faith determination of the additional amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within thirty days after receipt thereof. In determining such additional amounts of compensation, the Bank will act reasonably and in good faith.

(d)            Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Bank notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4              Taxes

(a)            For purposes of this Section 3.4, the term “applicable law” includes FATCA.

(b)            Any and all payments by or on account of any obligation of a Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of a Borrower) requires the deduction or withholding of any Tax from any such payment by such Borrower, then such Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Without duplication of other amounts payable by a Borrower under this Section, such Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.

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(d)            Each Borrower shall indemnify the Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes attributable to such Borrower (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Borrower by the Bank shall be conclusive absent manifest error.

(e)            [Reserved].

(f)            As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section 3.4, such Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

(g)            (i) To the extent the Bank is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document by a Borrower it shall deliver to such Borrower, at the time or times reasonably requested by such Borrower, such properly completed and executed documentation reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Bank, if reasonably requested by such Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or withholding agent as will enable such Borrower or withholding agent to determine whether or not the Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject the Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Bank.

(ii) Without limiting the generality of the foregoing, if such Borrower is a U.S. Person:

(A) any Person constituting the Bank, if it is a U.S. Person, shall deliver to such Borrower on or prior to the date on which such Person becomes the Bank under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower), executed copies of IRS Form W-9 certifying that the Bank is exempt from U.S. federal backup withholding tax;

(B) any Person constituting the Bank, if it is a Foreign Lender, shall, to the extent it is legally entitled to do so, deliver to such Borrower (in such number of copies as shall be requested by such Borrower) on or prior to the date on which such Person becomes the Bank under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2)       executed copies of IRS Form W-8ECI;

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner.

(C) any Person constituting the Bank, if it is a Foreign Lender, shall, to the extent it is legally entitled to do so, deliver to such Borrower (in such number of copies as shall be requested by such Borrower) on or prior to the date on which such Person becomes the Bank under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to the Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Bank shall deliver to such Borrower at the time or times prescribed by law and at such time or times reasonably requested by such Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower as may be necessary for such Borrower to comply with its obligations under FATCA and to determine that the Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

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The Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower in writing of its legal inability to do so.

(h)       If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)       Each party’s obligations under this Section 3.4 shall survive any assignment of rights by the Bank, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.5        Inability to Determine Rates

If the Bank determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Daily Simple SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on the Loans shall be determined by the Bank without reference to clause (a) of the definition of “Overnight Rate” until the Bank revokes such determination.

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Section 3.6        Illegality

If the Bank determines that any applicable law, rule or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Adjusted Daily Simple SOFR, or to determine or charge interest based upon SOFR or Adjusted Daily Simple SOFR, then, upon notice thereof by the Bank to the Borrowers (an “Illegality Notice”), the interest rate on which Loans shall, if necessary to avoid such illegality, be determined by the Bank without reference to clause (a) of the definition of “Overnight Rate” until the Bank notifies the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, each Borrower shall, if necessary to avoid such illegality, upon demand from the Bank, prepay all Loans made to such Borrower immediately. Upon any such prepayment, such Borrower shall also pay accrued interest on the amount so prepaid.

Section 3.7        Benchmark Replacement Setting

(a)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Bank and the Borrowers may amend this Credit Agreement to replace the then-current Benchmark with a Benchmark Replacement.

(b)       Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c)       Notices; Standards for Decisions and Determinations. The Bank will promptly notify the Borrowers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Bank will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.7(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Bank pursuant to this Section 3.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.7.

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(d)       Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Bank in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Bank may modify the definition, if any, of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Bank may modify the definition, if any, of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)       Benchmark Unavailability Period. During a Benchmark Unavailability Period, the component of the Overnight Rate based upon the then-current Benchmark will not be used in any determination of the Overnight Rate.

Article 4.  REPRESENTATIONS AND WARRANTIES

Each Borrower, in order to induce the Bank to enter into this Credit Agreement and make Loans to such Borrower, hereby makes the following representations and warranties to the Bank:

Section 4.1        Organization and Power

The Related Company thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect with respect to such Borrower. The Related Company thereof has all requisite power and authority to own its property and to carry on its business as now conducted.

Section 4.2        Authority and Execution

Such Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary action, and the Related Company thereof is in full compliance with its Organization Documents. Such Borrower has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3        Binding Agreement

The Loan Documents constitute the valid and legally binding obligations of such Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

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Section 4.4        Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of such Borrower) pending or, to the knowledge of such Borrower, threatened in writing against it or the Related Company thereof or maintained by it or such Related Company that may affect the property or rights of such Borrower, that (a) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document to which such Borrower is a party, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 4.5        Approvals and Consents

No consent, authorization or approval of, filing with, notice to, or exemption by, the holders of any securities issued by such Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by such Borrower of, and the performance by such Borrower of its obligations under, the Loan Documents to which it is a party or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party with respect to or against such Borrower or its property or assets, other than any such consent, authorization, approval, filing or notice that has been obtained or completed, as the case may be, by such Borrower. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by such Borrower or performance by such Borrower of its obligations under, or affect the validity with respect to or against such Borrower of, the Loan Documents to which it is a party.

Section 4.6        No Conflict

Neither the Related Company thereof nor any Series of such Related Company is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect with respect to such Borrower. The execution, delivery and carrying out by such Borrower of the terms of the Loan Documents to which it is a party, the Loans to such Borrower and the use by such Borrower of the proceeds thereof (a) will not (i) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Related Company thereof or such Borrower, or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Loan Documents) upon the property of such Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, and (b) are not inconsistent with its Significant Policies.

Section 4.7        Taxes

The Related Company thereof and each Series of such Related Company has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, and no tax Liens have been filed against such Borrower or any of its property. The charges, accruals and reserves on the books of such Borrower with respect to all federal, state, local and other Taxes are adequate, and such Borrower knows of no unpaid assessment which is due and payable against or any claims being asserted against the Related Company thereof or any Series of such Related Company which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

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Section 4.8        Compliance

Neither the Related Company thereof nor any Series of such Related Company is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect with respect to such Borrower. The Related Company thereof and each Series of such Related Company is complying in all respects with all applicable statutes and regulations of all Governmental Authorities, including the ICA and the Securities Act, a violation of which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 4.9        Property

Such Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, subject to no Liens other than Permitted Liens.

Section 4.10      Federal Reserve Regulations; Use of Loan Proceeds

Except for the Federal Reserve Form to be executed and delivered by the Borrowers, no filing or other action is required under the provisions of Regulation T, Regulation U or Regulation X in connection with the execution and delivery by such Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

Section 4.11      No Material Adverse Effect

Since the Measurement Date with respect to such Borrower, such Borrower has conducted its businesses only in the ordinary course and there has been no event or occurrence that has resulted in a Material Adverse Effect with respect to such Borrower.

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Section 4.12      Material Agreements

Each of the following with respect to such Borrower is in full force and effect: (a) the investment advisory agreement between such Borrower and its Investment Adviser, (b) its Custody Agreement, and (c) the administration agreement between such Borrower and the administrator therefor.

Section 4.13      Financial Condition

The statement of assets and liabilities of such Borrower as of the Measurement Date applicable thereto and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been furnished to the Bank, fairly present, in all material respects, the financial position of such Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

Section 4.14      No Misrepresentation

(a)       No representation or warranty of such Borrower contained in any Loan Document and no certificate or report from time to time furnished by such Borrower to the Bank in connection with the transactions contemplated thereby, taken as a whole, contains or will contain a misstatement of material fact, or, to the best knowledge of such Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

(b)       As of the Effective Date, the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.

Section 4.15      Sanctions, Etc.

(a)       No Affected Person with respect to such Borrower is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of Sanctions, so as to result in a violation of Sanctions.

(b)       No Affected Person with respect to such Borrower or any Person that owns or controls (directly or indirectly) such Borrower or receives (directly or indirectly) any proceeds of any Loan (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) has violated any Anti-Terrorism Law.

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(c)       No Affected Person with respect to such Borrower or any Person that owns or controls (directly or indirectly) such Borrower, or receives (directly or indirectly) any proceeds of any Loan (i) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or (ii) otherwise violated any applicable law regarding money laundering.

(d)       Each Affected Person with respect to such Borrower is in compliance with the FCPA and each foreign counterpart thereof. No such Affected Person has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any such Affected Person or any other Person in violation of the FCPA.

(e)       Such Borrower has implemented and maintains, and is in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with respect to such Borrower with all applicable laws regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

(f)       Notwithstanding the foregoing, the representations and warranties in this Section 4.15 with respect to Affiliated Persons who are independent trustees or directors, or non-executive employees, are made to such Borrower’s knowledge.

Section 4.16      Investment Company Status

(a)       Such Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it (or its Related Company) is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is an “open-end company” within the meaning of Section 5 of the ICA, (iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, the Bank, (v) it is not an Indirect Fund, (vi) none of its series of capital stock or shares of beneficial interest have a preference or priority over other series of its capital stock or shares of beneficial interest for purposes of Section 18 of the ICA, (vii) it is in compliance with its Significant Policies, and (viii) it is not a party to any inter-fund lending arrangement.

(b)       Such Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and its Significant Policies.

(c)       Such Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

(d)       Schedule 1 accurately sets forth the name of such Borrower’s administrator, auditor and custodian.

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Section 4.17      ERISA

Neither the Related Company thereof nor any Series of such Related Company (a) is, or has been in the last five (5) years, a member of an ERISA Group or (b) has any liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA. None of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available: (i) the execution and delivery of the Loan Documents by such Borrower and the Bank, (ii) the incurrence of any obligation under the Loan Documents by such Borrower or the Bank, (iii) the making of any Loan to such Borrower, (iv) the payment by such Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation by such Borrower or the Bank of any other transaction contemplated by the Loan Documents.

Article 5.  CONDITIONS

Section 5.1        Effective Date

The obligation of the Bank to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 9.2 (and the Bank shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding):

(a)       The Bank shall have received either (i) a counterpart of this Credit Agreement signed on behalf of each Borrower or (ii) written evidence satisfactory to the Bank (which may include facsimile transmission of a signed signature page of this Credit Agreement) that each Borrower has signed a counterpart of this Credit Agreement.

(b)       If the Bank shall have requested one, the Bank shall have received an original Note, dated the Effective Date, executed on behalf of each Borrower.

(c)       The Bank shall have received a favorable written opinion (addressed to the Bank and dated the Effective Date) from external legal counsel to the Borrowers acceptable to the Bank, the substance of which is set forth in Exhibit B. Each Borrower hereby requests such counsel to deliver such opinion.

(d)       The Bank shall have received a certificate, dated the Effective Date and signed by authorized representatives of the Borrowers, substantially in the form of Exhibit D hereto, and in all other respects satisfactory to the Bank.

(e)       The Bank shall have received a copy of an initial Federal Reserve Form, substantially in the form of Exhibit E hereto, duly executed and delivered by or on behalf of the Borrowers, in form and substance acceptable to the Bank.

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(f)       With respect to each Borrower (as defined in the Existing Credit Agreement) that is not a Borrower under this Credit Agreement (each a “Departing Borrower”), such Departing Borrower shall have paid to the Bank all sums owing by such Departing Borrower under the Existing Loan Documents, whether or not such sums are otherwise due.

(g)       The Bank shall have received such documents and information as it may have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies.

(h)       The Bank shall have received all fees and other amounts due and payable under the Loan Documents by each Borrower on or prior to the Effective Date, including, to the extent invoiced on or prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrowers hereunder.

Section 5.2        Each Credit Event

The obligation of the Bank to make each Loan to each Borrower is subject to the satisfaction of the following conditions:

(a)       (i) the representations and warranties of such Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date) and (ii) immediately before and after the making of such Loan, no Default with respect to such Borrower shall exist or would occur.

(b)       The Bank shall have received a written Borrowing Request signed by such Borrower setting forth the information required by Section 2.2.

(c)       To the extent required by Regulation U, the Bank shall have received (i) a copy of a Federal Reserve Form, duly executed and delivered by such Borrower and completed for delivery to the Bank, in form acceptable to the Bank, or (ii) a current list of Margin Stock and Non-Margin Assets of such Borrower, in a form acceptable to the Bank and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

(d)       The Bank shall have received such other documentation and assurances as shall be reasonably required by it in connection herewith.

Each request for each Loan by each Borrower shall be deemed to constitute a representation and warranty by such Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

Article 6.  AFFIRMATIVE COVENANTS

With respect to each Borrower, until the Borrower Commitment Termination Date with respect thereto and the principal of and interest on each Loan made to such Borrower and all fees and other amounts payable by such Borrower under the Loan Documents shall have been paid in full, such Borrower covenants and agrees with the Bank that:

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Section 6.1        Financial Statements and Other Information

Such Borrower shall furnish or cause to be furnished to the Bank:

(a)       as soon as available, but in any event within 90 days after the end of each fiscal year of such Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for such Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion;

(b)       as soon as available, but in any event within 60 days after the end of the first semiannual accounting period in each fiscal year of such Borrower, a copy of such Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period;

(c)       as soon as available, but in any event not later than 45 days after the end of each quarterly accounting period in each fiscal year of such Borrower, a duly completed certificate of a duly authorized representative of such Borrower, substantially in the form of Exhibit F-1 hereto;

(d)       as soon as available, but in any event not later than fifteen days after the end of each calendar month, a duly completed certificate of a duly authorized representative of such Borrower, substantially in the form of Exhibit F-2 hereto;

(e)       prompt written notice of any contest by such Borrower referred to in Sections 6.5 or 6.6;

(f)       promptly after the execution thereof, copies of (i) all amendments or other changes to the Significant Policies of such Borrower, (ii) all material amendments or other material changes to the all investment advisory contracts to which such Borrower is a party, and (iii) any new investment advisory contracts entered into by such Borrower after the Original Effective Date;

(g)       prompt written notice in the event that such Borrower decides to seek the approval of the Board or, if necessary, its shareholders to effect a change in any of its Significant Policies; and

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(h)       promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of such Borrower , or compliance with the terms of the Loan Documents, as the Bank may from time to time reasonably request; or (ii) information and documentation, including an updated Beneficial Ownership Certification, requested by the Bank or any proposed assignee of the Bank for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws, including the Beneficial Ownership Regulation.

Such Borrower shall not be required pursuant to Sections 6.1(a) or (b) to deliver or otherwise provide any information to the Bank to the extent such information is readily available through the SEC’s EDGAR system or on www.bailliegifford.com (or another website, the address for which the Investment Adviser has provided to the Bank) in a format suitable for printing within the time period provided in such Section.

Section 6.2        Notice of Material Events

Such Borrower shall furnish or cause to be furnished to the Bank prompt written notice of the following, together with a statement of a duly authorized representative of such Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a)       the occurrence of any Default with respect to such Borrower;

(b)       the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting such Borrower that could in the good faith opinion of such Borrower reasonably be expected to result in a Material Adverse Effect with respect to such Borrower;

(c)       the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect with respect to such Borrower; and

(d)       any change in the information provided in the Beneficial Ownership Certification with respect to such Borrower that would result in a change to the list of beneficial owners thereof identified therein.

Section 6.3        Legal Existence

The Related Company thereof shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

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Section 6.4        Insurance

Such Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are customarily insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Bank, upon written request, full information as to the insurance carried.

Section 6.5        Payment of Indebtedness and Performance of Obligations

The Related Company thereof and each Series of such Related Company shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse Effect with respect to such Borrower, or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of such Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of such Related Company or such Series, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.6        Observance of Legal Requirements

The Related Company thereof and each Series of such Related Company shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect with respect to such Borrower, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of such Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.7        Books and Records; Visitation

Such Borrower shall (a) keep proper books of record and account in which complete, true and correct entries in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five Business Days prior, at all other times) permit representatives of the Bank to visit the U.S. offices of such Borrower and to discuss the properties, assets, income and financial condition of such Borrower with the duly authorized representatives thereof and to inspect the books, property and records of such Borrower, and (c) upon the reasonable request of the Bank, deliver to the Bank a detailed list of assets of such Borrower.

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Section 6.8        Purpose of Loans

Such Borrower shall use the proceeds of each Loan made to it for temporary financing of investor redemptions, provided that in no event shall the proceeds of such Loan be used for (a) purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to such Borrower or Regulation U, or (b) purposes other than such Borrower’s general business and working capital purposes.

Section 6.9        Maintenance of Status

Such Borrower will maintain at all times its Status.

Article 7.  NEGATIVE COVENANTS

With respect to each Borrower, until the Borrower Commitment Termination Date with respect thereto and the principal of and interest on each Loan made to such Borrower and all fees and other amounts payable by such Borrower under the Loan Documents shall have been paid in full, such Borrower covenants and agrees with the Bank that:

Section 7.1        Indebtedness; Senior Securities

(a)       Such Borrower will not create, incur, assume or suffer to exist any liability for Indebtedness, except:

(i)            Indebtedness under the Loan Documents,

(ii)           Indebtedness (other than Indebtedness for borrowed money) constituting Financial Contract Liabilities (1) incurred in the ordinary course of business, (2) permitted to be incurred in accordance with its Significant Policies, and (3) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause such Borrower to be in Default under Section 7.7,

(iii)          Indebtedness to its Custodian (1) incurred for the purposes of clearing and settling purchases and sales by such Borrower of securities, (2) related to any foreign exchange transactions to which such Borrower is a party in the ordinary course of business or (3) up to an aggregate amount not to exceed 5.0% of the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of such Borrower for temporary or emergency purposes of such Borrower, and

(iv)         unsecured debt in an aggregate outstanding principal amount not in excess of $5,000,000 at any time.

(b)       Such Borrower will not issue, sell, create, incur, assume or suffer to exist any Senior Security thereof, except Senior Securities Representing Indebtedness permitted by Section 7.1(a).

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Section 7.2        Liens

Such Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a)       Liens for Taxes, assessments or similar charges incurred in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which (i) are not delinquent, or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(b)       Liens imposed by law created in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles (i) securing amounts not yet due, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(c)       Liens arising out of judgments or decrees affecting the property attributable to such Borrower for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement thereof is stayed pending such contest;

(d)       Liens created or arising under the Loan Documents;

(e)       (i) Liens arising under its Custody Agreement and securing obligations (other than Indebtedness) of such Borrower thereunder, to the extent such obligations arose in the ordinary course of business, and (ii) Liens arising under its Custody Agreement and securing Indebtedness of such Borrower thereunder to the extent such Indebtedness is permitted by Section 7.1; and

(f)       Liens in respect of obligations of such Borrower arising from any Financial Contract, provided that each such obligation is incurred in the ordinary course of business and in accordance with its Significant Policies.

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Section 7.3  Fundamental Changes

Neither the Related Company thereof nor such Borrower will (a) divide (provided that nothing herein contained shall be deemed to prohibit any Company from creating one or more new Series thereof), or consolidate or merge into or with any Person (each a “Fundamental Transaction”), or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property, except:

(a)            any Borrower (the “Non-Surviving Borrower”) may merge into, consolidate with, or sell or otherwise transfer all or substantially all of its property to, any other Borrower (the “Surviving Borrower”), provided that (i) immediately before and after giving effect thereto, no Default with respect to either Borrower shall exist or would occur, (ii) such Borrower shall have given the Bank not fewer than ten (10) days written notice thereof, and (iii) the Surviving Borrower shall have assumed all of the obligations of the Non-Surviving Borrower under the Loan Documents, and the Bank shall have received evidence thereof reasonably satisfactory to the Bank,

(b)            any Borrower that, in accordance with Section 7.3(a), would constitute a Surviving Borrower in connection with a Fundamental Transaction otherwise permitted by Section 7.3(a), may consummate such Fundamental Transaction, and

(c)            any Borrower may sell its property in the ordinary course of business of such Borrower.

Section 7.4  Restricted Payments

Such Borrower will not declare, make or otherwise pay, or allow to be declared, made or otherwise paid, any Restricted Payment, except:

(a)            such Borrower may declare, make or otherwise pay any Restricted Payment if, immediately before and after giving effect thereto, (i) no Event of Default with respect to such Borrower shall exist or would occur, or (ii) no principal of any Loan to such Borrower shall or would be outstanding;

(b)            such Borrower may make or otherwise pay any Restricted Payment if immediately before and after the declaration thereof, no Event of Default with respect to such Borrower shall exist; and

(c)            such Borrower may make or otherwise pay any Restricted Payment if the amount thereof would not exceed the amount necessary to maintain such Borrower’s status as a Regulated Investment Company or otherwise to minimize or eliminate U.S. federal or state income or excise taxes payable by such Borrower relating to such status as a Regulated Investment Company, and immediately before and after giving effect thereto, (i) no Default under Section 7.7 with respect to such Borrower shall exist or would occur and (ii) no Event of Default under Sections 8.1(a), (b), (h), (i) or (j) with respect to such Borrower shall exist or would occur.

Section 7.5  Significant Policies; Valuation

Such Borrower will not (a) make or maintain any Investment other than as permitted by the ICA and its Significant Policies, (b) amend or otherwise modify its Significant Policies, or (c) for purposes of the Loan Documents or financial reporting, value any Investment or other property thereof other than in accordance with applicable law (including the ICA) and its Offering Document.

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Section 7.6  Amendments and Changes

(a)            The Related Company thereof will not amend or otherwise modify its Organization Documents, in each case in any way which would adversely affect the rights or remedies of the Bank with respect to such Borrower under the Loan Documents.

(b)            Such Borrower will not change or permit any change in its fiscal year if such change would have a Material Adverse Effect with respect to such Borrower. Subject to Section 1.3, such Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect with respect to such Borrower.

Section 7.7  Financial Covenants

(a)            Such Borrower will not permit its Adjusted Asset Coverage to be less than the Applicable Minimum Adjusted Asset Coverage at any time.

(b)            Such Borrower shall not at any time permit (i) its Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of such Borrower under its Significant Policies, (ii) its Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of such Borrower on such date under the ICA or other applicable law, or (iii) its Indebtedness to exceed the sum of (A) 50% of (x) the Maximum Borrowing Value of such Borrower’s Margin Stock minus (y) all Ordinary Liabilities of such Borrower to the extent not in excess of the amount determined with respect to such Borrower under clause (x) immediately above, plus (B) the excess, if any, of (x) the Maximum Borrowing Value of such Borrower’s Non-Margin Assets over (y) all Ordinary Liabilities of such Borrower to the extent in excess of the amount determined under clause (A)(x) immediately above with respect to such Borrower.

(c)            With respect to any Orderly Liquidation Borrower, such Borrower will not permit its Adjusted Asset Coverage to be less than 5.00:1.00 at any time.

Section 7.8  Investment

Such Borrower will not purchase, acquire, or otherwise have exposure to, any Investment, other than Permitted Investments.

Section 7.9  Sanctions, Etc.

(a)            No Affected Person with respect to such Borrower will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund, finance or facilitate any activities or business of or with any Person, or in any country, region or territory, that, at the time, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, lender, advisor, investor, or otherwise).

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(b)            The Borrower will not, and will not cause or permit any Affected Person with respect thereto, violate any applicable law, rule or regulation regarding Sanctions or money laundering, or any Anti-Terrorism Law or Anti-Corruption Law.

(c)            The Related Company of such Borrower shall at all times maintain, and be in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with respect to such Borrower with all applicable laws, rules and regulations regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

Article 8.  EVENTS OF DEFAULT

Section 8.1  Events of Default

Each of the following shall constitute an “Event of Default” with respect to each Borrower:

(a)            any principal of any Loan to such Borrower shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            any interest on any Loan to such Borrower or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable by such Borrower under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)            any representation, warranty or certification made or deemed made by or on behalf of such Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            such Borrower shall (i) with respect to any covenant, condition or agreement contained in Section 7.7(a) or (b) to be observed or performed by such Borrower, fail to observe or perform such covenant, condition or agreement and such failure shall continue unremedied for three Business Days, (ii) with respect to any covenant, condition or agreement contained in Section 7.7(c) to be observed or performed by such Borrower, fail to observe or perform such covenant, condition or agreement and such failure shall continue unremedied for seven days, or (iii) with respect to any covenant, condition or agreement contained in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.3, 6.8 or 6.9 or in Article 7 (other than Section 7.7) to be observed or performed by such Borrower, fail to observe or perform such covenant, condition or agreement;

(e)            such Borrower shall, with respect to any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1) to be observed or performed by such Borrower, fail to observe or perform such covenant, condition or agreement, and such failure shall continue unremedied for a period of 30 days after such Borrower shall, or reasonably should, have obtained knowledge thereof;

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(f)            such Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness thereof when and as the same shall become due and payable (after giving effect to any applicable grace period or notice requirement);

(g)            any event or condition occurs that results in any Material Indebtedness of such Borrower becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Related Company thereof or any Series of such Related Company, or the debts of such Related Company or any such Series, or of a substantial part of the assets of such Related Company or any such Series, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Related Company or any such Series or for a substantial part of the assets of such Related Company or any such Series, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Related Company thereof or any Series of such Related Company shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action (other than an Orderly Liquidation Event) for the purpose of effecting any of the foregoing;

(j)            such Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           (i) the Investment Adviser to such Borrower shall fail to be BGOL, or an Affiliate thereof, (ii) the custodian for all of the assets of such Borrower shall fail to be the Custodian indicated adjacent to such Borrower’s name on Schedule 1, or an Affiliate thereof, (iii) the sole administrator for such Borrower shall fail to be the administrator indicated adjacent to such Borrower’s name on Schedule 1, or an Affiliate thereof or (iv) the independent auditors for such Borrower shall fail to be Deloitte LLP, PwC, LLP, EY LLP, or KPMG LLP;

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(l)            any Change of Control with respect to such Borrower shall occur;

(m)          one or more judgments for the payment of money (not paid or covered by insurance) in an aggregate amount in excess of the Threshold Amount shall be rendered against such Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower to enforce any such judgment;

(n)           any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to such Borrower, such Borrower shall so assert in writing or shall disavow in writing any of its obligations thereunder; or

(o)           the suspension of registration of such Borrower’s shares or the commencement of any proceeding for such purpose.

Section 8.2  Remedies

If any Event of Default shall occur and be continuing with respect to any Borrower (a) pursuant to paragraph (h) or (i) of Section 8.1, then the Commitment of the Bank with respect to such Borrower shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of such Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, or (b) pursuant to any other paragraph of Section 8.1, then at any time thereafter during the continuance of such Event of Default, the Bank may, by written notice to such Borrower, take either or both of the following actions, at the same or different times: (i) declare the Commitment with respect to such Borrower terminated, and thereupon the Commitment with respect to such Borrower shall terminate immediately and/or (ii) declare the Loans to such Borrower then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of such Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without any presentment, demand, protest or further notice of any kind, all of which are hereby waived by such Borrower.

Article 9.  MISCELLANEOUS

Section 9.1  Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, or sent by electronic transmission in “portable document format”, as follows:

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(a)            if to any Borrower, to it c/o Baillie Gifford Funds, Carlton Square, 1 Greenside Row, Edinburgh EH1 3 AN, United Kingdom, Attention: Lindsay Cockburn, (Telephone: 44-13-1275-2427; Email: Lindsay.Cockburn@bailliegifford.com); or

(b)            if to the Bank, to it at in all cases, 500 Grant Street – Suite 3600, Pittsburgh, PA 15258, Attention: Matthew Morris (Telephone: 412-236-7906; Facsimile: 412-234-0286; E-mail: Matthew.Morris@bnymellon.com);

Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

Section 9.2  Waivers; Amendments

(a)            No failure or delay by the Bank in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Bank would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the Bank shall have consented thereto in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

(b)            Neither this Credit Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Bank.

Section 9.3  Expenses; Indemnity; Damage Waiver

(a)            Each Borrower shall pay (i) its Pro-rata Share of all reasonable and documented out-of-pocket costs and expenses incurred by the Bank and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Bank, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all documented out-of-pocket costs and expenses incurred by the Bank, including the documented fees and disbursements of counsel, in connection with the enforcement or protection of its rights against such Borrower under the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder to such Borrower, including all such documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

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(b)            Each Borrower shall indemnify the Bank and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related costs and expenses (collectively, “Losses”), including the reasonable and documented fees, charges and disbursements of one counsel for all Indemnitees (except (X) to the extent that a conflict exists, reasonably necessary additional counsel for the affected Indemnitees and (Y) for any local counsel), incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by such Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by such Borrower of its obligations under the Loan Documents or the consummation by such Borrower of the Transactions or any other transactions contemplated thereby, (ii) any Loan made to such Borrower or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing with respect to such Borrower, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that the foregoing indemnification shall not apply to losses resulting from (I) gross negligence or willful misconduct on the part of the Bank or (II) a claim of a material breach of the Bank’s obligations hereunder or under any other Loan Document (in each case under (I) and (II) of this Section 9.3(b), as found by a final and nonappealable decision of a court of competent jurisdiction). This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax claim.

(c)            To the extent permitted by applicable law, each Borrower agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(d)            All amounts due under this Section shall be payable promptly but in no event later than 30 days after written demand therefor.

Section 9.4  Successors and Assigns

The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) no Borrower shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and (b) the Bank shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrowers, such consent not to be (i) required during the continuance of any Event of Default, or (ii) unreasonably withheld, conditioned or delayed. All assignments or other transfers by the Bank or a successor or assign must be recorded in the Register to become effective. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of any Loan Document. Notwithstanding anything to the contrary herein contained, the Bank may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

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Section 9.5  Survival

All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 3.3 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Credit Agreement or any provision hereof.

Section 9.6  Counterparts; Integration; Effectiveness

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Credit Agreement or any other Loan Document by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement or any other Loan Document. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Credit Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Bank and the Borrowers, electronic images of this Credit Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

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Section 9.7  Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.8  Right of Setoff

If an Event of Default with respect to a Borrower shall have occurred and be continuing, the Bank and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of such Borrower against any of and all the obligations of such Borrower now or hereafter owing under the Loan Documents held by it, irrespective of whether or not it shall have made any demand under any Loan Document and although such obligations may be unmatured or are owed to a branch or office of the Bank different from the branch or office holding such deposit or obligation on such indebtedness. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have. The Bank agrees to notify the applicable Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 9.9  Governing Law; Jurisdiction; Consent to Service of Process

(a)            THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)            Each Company and each Fund hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in The City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against any Company or any Fund, or any of its property, in the courts of any jurisdiction.

(c)            Each Company and each Fund hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 9.10  WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.11  Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 9.12  Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Applicable Rate to the date of repayment, shall have been received by the Bank.

Section 9.13  Treatment of Certain Information

The Bank agrees with each Borrower to use reasonable precautions to keep confidential, in accordance with the Bank’s customary procedures for handling confidential information of the same nature, all non-public information supplied by such Borrower pursuant to this Credit Agreement which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to the Bank, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by the Bank within the immediately preceding two year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) on a confidential basis, to its Related Parties and service providers, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than such Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by such Borrower; and (vii) to the extent such Borrower shall have consented to such disclosure in writing. The Bank acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning such Borrower, its Related Parties or such Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict the Bank from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, the Bank to disclose to such Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, the Bank to inform such Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action. Nothing in this Credit Agreement or the Loan Documents shall prevent any of the parties hereto and their respective directors, officers, employees, agents and advisors from disclosing to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Credit Agreement.

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Section 9.14  USA Patriot Act Notice

The Bank hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow the Bank to identify such Borrower in accordance with the Patriot Act.

Section 9.15  ICA Bank

No Person shall be or become the Bank hereunder unless such Person is a “bank” within the meaning of Section 2(a)(5) of the ICA.

Section 9.16  No Novation

This Credit Agreement amends, restates, supersedes and replaces in its entirety the Existing Credit Agreement; provided that nothing contained herein is intended to or shall be deemed to evidence the repayment, satisfaction or novation of the Borrowers’ obligations to the Bank under the Existing Loan Documents, all of which obligations are hereby ratified and affirmed and all of which shall hereafter be deemed outstanding under, and evidenced by, the Loan Documents.

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IN WITNESS WHEREOF, each party hereto has caused this Amended and Restated Credit Agreement to be executed by its duly authorized representative as of the date first above written.

BAILLIE GIFFORD FUNDS

By:	/s/ Lindsay Cockburn
Name:	Lindsay Cockburn
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Matthew Morris
Name:	Matthew Morris
Title:	Vice President

[Baillie Gifford – Amended and Restated Credit Agreement]

Schedule 1

List of Companies, Funds, Administrators, Auditors and Custodians

Company	Fund	Administrator	Auditor	Custodian
Baillie Gifford Funds	Baillie Gifford China A Shares Growth Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford China Equities Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Developed EAFE All Cap Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford EAFE Plus All Cap Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Emerging Markets Equities Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Emerging Markets ex China Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Global Alpha Equities Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Global Stewardship Equities Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Health Innovation Equities Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford International All Cap Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford International Alpha Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford International Concentrated Growth Equities Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford International Growth Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford International Smaller Companies Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Long Term Global Growth Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Multi Asset Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford Positive Change Equities Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford U.S. Discovery Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon
	Baillie Gifford U.S. Equity Growth Fund	The Bank of New York Mellon	Cohen & Company	The Bank of New York Mellon

[Baillie Gifford – Credit Agreement]